Exhibit 107

Calculation of Filing Fee Tables

Schedule 13E-3

(Form Type)

Hemisphere Media Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction valuation		Fee Rate	Amount of Filing Fee
Total Transaction Valuation	$284,001,497.43	(1)	0.0000927	$26,326.94	(2)
Fees Previously Paid	$0			$0	(3)
Total Transaction Valuation	$284,001,497.43
Total Fees Due for Filing				$0
Total Fees Previously Paid				$0
Total Fee Offsets				$26,326.94
Net Fee Due				$0

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		PREM 14A	001-35886	June 27, 2022		$26,326.94
Fee Offset Sources	Hemisphere Media Group, Inc.	PREM 14A	001-35886		June 27, 2022		$26,326.94	(3)

(1)	For purposes of calculating the fee only, this amount is based upon the sum of (a) 20,827,861 shares of Class A common stock of Hemisphere Media Group, Inc. (the “Company”), par value $0.0001 per share (the “Class A Shares”), and 19,720,381 shares of the Class B common stock of the Company, par value $0.0001 (together with the Class A Shares, the “Shares”), multiplied by $7.00 per Class A Share and (b) stock options to purchase 105,000 Class A Shares multiplied by $1.56 per Class A Share (which is the difference between $7.00 and the weighted average exercise price of $5.44 for such Class A Shares).

(2)	The amount of the filing fee, calculated in accordance with Exchange Act Rule 0-11(b)(1) and the Securities and Exchange Commission Fee Rate Advisory #1 for Fiscal Year 2022, was calculated by multiplying $284,001,497.43 by 0.0000927.

(3)	The Company previously paid $26,326.94 upon the filing of its Preliminary Proxy Statement on Schedule 14A on June 27, 2022 in connection with the transaction reported hereby.